Exhibit 10.1

FROM OF AWARD AGREEMENT FOR NON-QUALIFIED STOCK OPTIONS

GRANTED UNDER THE 2005 MANAGEMENT STOCK OWNERSHIP PROGRAM

Participant Name, Person ID

Dear 3M Employee:

As a valued employee and leader of 3M Company (“3M”), this Notice of Stock Option Grant is to certify that 3M has granted you on this date, [date], an option to purchase [number] shares of 3M common stock at an exercise price of $[price] per share.  Your stock option is a Nonqualified Option, as defined in the 2005 Management Stock Ownership Program (the “2005 Program”).

Your stock option provides you a unique investment in 3M’s future. With continued employment, you can hold your stock option up to 10 years before exercising it. As an option holder, you have the opportunity to benefit financially from future appreciation in 3M’s stock price. The chart below shows examples of possible values of your stock option, assuming annual compounded growth rates of 5%, 10% and 15% in the 3M stock price over 10 years.  As you can see, better stock performance leads to higher potential value of your stock option.

Shares Granted	Value at Grant	Value with 5% Growth		Value with 10% Growth		Value with 15% Growth
[number]	$0	$	[number]	$	[number]	$	[number]

Please keep in mind that these examples are not predictions of future stock values and that 3M’s stock price is likely to fluctuate within a wide range, like the fluctuations of the overall stock market. You should not assume that the past performance of 3M’s stock price indicates how it will perform in the future. 3M’s stock price could decline over short or even long time periods.

Your stock option will vest over three years.  This means you can exercise the first 1/3 of your grant starting [date], the second 1/3 starting [date], and the remaining 1/3 starting [date]. This option becomes void after 3:00 p.m. U.S. Central Time on [date] or 90 days after termination of your 3M employment, whichever is earlier, except in cases of retirement, disability, death, or disqualifying termination, unless otherwise determined by 3M’s Compensation Committee.

The ultimate value of your stock option will be determined by the results you help create.  When you create value for 3M, it is reflected in our products, our profitability, and ultimately our stock price.

Sincerely,

W. James McNerney, Jr.
Chairman of the Board and Chief Executive Officer

This option is subject to the provisions of the 2005 Program as described in the Prospectus, which can be found at http://intranet.mmm.com/iSite/MSOP.  You can view details about all of your options, model stock option exercises and exercise your options using the E*TRADE’s Executive services online (www.etrade.com) or by telephone (1-877-366-3600).